Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-1394) pertaining to the 1993 Stock Option Plan, as amended, of Catalyst International, Inc., in the Registration Statement (Form S-8 No. 33-97522C) pertaining to the 1997 Director Stock Option Plan of Catalyst International, Inc. and in the Registration Statement (Form S-8 No. 333-62896) pertaining to the Catalyst International, Inc. 2001 Stock Option Plan and Catalyst International, Inc. U.K. Approved Company Share Option Scheme of our report dated February 18, 2004 with respect to the consolidated financial statements and schedule of Catalyst International, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Milwaukee, Wisconsin

March 25,	2004